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-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[X]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of             | 2. Issuer Name and Ticker or               | 6. Relationship of Reporting Person(s)         |
|    Reporting Person*               |    Trading Symbol                          |     to Issuer (Check all applicable)           |
|                                    |            Capital Trust, Inc.(CT)         |    |_| Director             |_| 10% Owner      |
|                                    ----------------------------------------------    |_| Officer (give title  |X| Other (specify |
|   Crocker-CT General Partnership   | 3. IRS                  | 4. Statement for |                 below)                 below)  |
--------------------------------------    Identification       |    Month/Year    |    May have been deemed to be a part of a 13(d)|
|   (Last)    (First)    (Middle)    |    Number of            |                  |    group prior to disposition of securities to |
|                                    |    Reporting Person,    |      May, 2002   |    which this Form 4 relates                   |
|                                    |    Person, if an        ---------------------------------------------------------------------
|     445 E. North Water Street      |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing            |
--------------------------------------    (voluntary)          |    Date of       |        (Check Applicable Line)                 |
|             (Street)               |                         |    Original      |                                                |
|                                    |                         |    (Month/Year)  |    |_| Form filed by One Reporting Person      |
|                                    |                         |                  |    |X| Form filed by More than One Reporting   |
| Chicago       IL        60611      |                         |                  |        Person                                  |
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|   (City)    (State)    (Zip)       |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
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| 1.                            | 2.      | 3.        | 4.                                  | 5.           | 6.        | 7.        |
| Title of Security             | Trans-  | Trans-    | Securities Acquired (A)             | Amount of    | Owner-    | Nature of |
| (Instr. 3)                    | action  | action    | or Disposed of (D)                  | Securities   | ship      | Indirect  |
|                               | Date    | Code      | (Instr. 3, 4 and 5)                 | Beneficially | Form:     | Bene-     |
|                               |         | Instr. 8) |                                     | Owned at End | Direct    | ficial    |
|                               | (Month/ --------------------------------------------------- of Month     | (D) or    | Owner-    |
|                               | Day/    |       |   |                |(A)|                |              | Indirect  | ship      |
|                               | Year)   |       |   |                |or |                | (Instr. 3    | (I)       | (Instr.   |
|                               |         | Code  | V |     Amount     |(D)|     Price      |  and 4)      | (Instr.4) |  4)       |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
| Class A Common Stock          | 5/1/02  |   S   |   |    209,711     | D |     $4.80      |      0       |    N/A    |    N/A    |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
|                               |         |       |   |                |   |                |              |           |           |
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* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                      (Print or Type Response)                                                (Over)


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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.               |2.      |3.      |4.      |5.           |6.               |7.                |8.      |9.       |10.    |11.    |
|Title of         |Conver- |Trans-  |Trans-  |Number of    |Date Exer-       |Title and Amount  |Price   |Number   |Owner- |Nature |
|Derivative       |sion    |action  |action  |Derivative   |cisable and      |of Underlying     |of      |of       |ship   |of     |
|Security         |or      |Date    |Code    |Securities   |Expiration       |Securities        |Deriv-  |Deriv-   |Form   |In-    |
|(Instr. 3)       |Exer-   |        |(Instr. |Acquired (A) |Date             |(Instr. 3 and 4)  |ative   |ative    |of     |direct |
|                 |cise    |(Month/ | 8)     |or Disposed  |(Month/Day/      |                  |Secur-  |Secur-   |Deriv- |Bene-  |
|                 |Price   |Day/    |        |of(D)        | Year)           |                  |ity     |ities    |ative  |ficial |
|                 |of      |Year)   |        |(Instr. 3,   |                 |                  |(Instr. |Bene-    |Secur- |Owner- |
|                 |Deriv-  |        |        | 4 and 5)    |                 |                  | 5)     |ficially |ity:   |ship   |
|                 |ative   |        |        |             |------------------------------------|        |Owned    |Direct |(Instr.|
|                 |Secur-  |        |        |             |        |        |        |         |        |at End   |(D) or | 4)    |
|                 |ity     |        |        |             |        |        |        |Amount   |        |of       |In-    |       |
|                 |        |        |        |             |Date    |Expi-   |        |or       |        |Month    |direct |       |
|                 |        |        -----------------------|Exer-   |ra-     |        |Number   |        |(Instr.  |(I)    |       |
|                 |        |        |      | |      |      |cis-    |tion    |        |of       |        | 4)      |(Instr.|       |
|                 |        |        |Code  |V| (A)  | (D)  |able    |Date    | Title  |Shares   |        |         | 4)    |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
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|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
|                 |        |        |      | |      |      |        |        |        |         |        |         |       |       |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:





**   Intentional misstatements or omissions of facts            ** Crocker-CT General Partner
constitute Federal Criminal Violations. See 18 U.S.C.
1001 and 15 U.S.C. 78ff(a).                                     By: /s/ Douglas Crocker II                           8/21/02
                                                                   ------------------------------------      -----------------------
     Note: File three copies of this Form, one of which             Douglas Crocker II, General Partner               Date
must be manually signed. If space is insufficient, see
Instruction 6 for procedure.
                                                                By: /s/ Cindy McHugh                                 8/21/02
                                                                   ------------------------------------      -----------------------
                                                                    Cindy McHugh, General Partner                      Date


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                               CONTINUATION SHEET
                            RELATING TO JOINT FORM 4
                    FILED BY CROCKER - CT GENERAL PARTNERSHIP



                             JOINT FILER INFORMATION


     DESIGNATED FILER:                          Crocker - CT General Partnership

     ISSUER & TICKLER SYMBOL:                   Capital Trust, Inc. (CT)

     DATE OF EVENT REQUIRING STATEMENT:         5/1/02

     OTHER REPORTING PERSONS:                   1. Douglas Crocker II
                                                   445 E. North Water Street
                                                   Apt. 605
                                                   Chicago, IL 60611

                                                2. Cindy McHugh
                                                   445 E. North Water Street
                                                   Apt. 605
                                                   Chicago, IL 60611



        The Reporting Persons listed above are filing this Form 4 jointly with Crocker - CT General Partnership ("Crocker - CT") because as the general partners of Crocker - CT, they had an indirect beneficial interest in the securities held by Crocker - CT prior to the disposition to which this Form 4 relates.


                              /s/ Douglas Crocker II              8/21/02
                              ----------------------------      -----------
                              Douglas Crocker II                    Date



                              /s/ Cindy McHugh                    8/21/02
                              ----------------------------      -----------
                              Cindy McHugh                          Date



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